PENNSYLVANIA
                  PUBLIC UTILITY COMMISSION
                 Harrisburg, PA.  17105-3265

                                   Public Meeting held August 12, 1999
Commissioners Present:

   John M. Quain, Chairman
   Robert K. Bloom, Vice
   Chairman
   David W. Rolka
   Nora Mead Brownell
   Aaron Wilson, Jr.

Petition of West Penn Power Company for Issuance of            Docket Number:
a Supplemental Qualified Rate Order Under Sections             R-00994649
2808 and 2812 of the Public Utility Code.


                            ORDER



BY THE COMMISSION:

     On April 23, 1999, West Penn Power Company (West
          Penn) filed the
above-docketed petition (Petition) for the issuance of a supplemental Qualified Rate
Order (QRQ) under Sections 2808 and 2812 of the Public
Utility Code, 66 Pa.  C. S.
2808 and 2812. A copy of the Petition was served upon the Office of Consumer
Advocate (OCA), the Office of Small Business Advocate
(OSBA), the Office of
Trial Staff, and all active parties in West Penn's restructuring proceeding at Docket
No.
R-00973981.

          On November 19, 1998, we entered a Final Order at Docket No.
R-00973981 (Final Order), approving the settlement of West
Penn's Restructuring
Proceeding under the Electricity Generation Customer Choice and Competition Act of December 3, 1996 (Competition Act). As part of the
Final Order, we issued a


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QRO (Initial QRO) authorizing West Penn to issue, through
December 31, 2008,
Transition Bonds in an aggregate principal amount not to
exceed $670 million.   (or
 not to exceed $630 million in the event of a merger with
DQE, Inc.).   The Final
Order provided that West Penn may apply to the Commission for supplements to the initial QRO, not inconsistent with the terms and provisions approved in the Final
Order, as West Penn deemed necessary to enable the issuance of Transition Bonds.

          In the Final Order, we determined that 75% of all
savings that West
Penn accomplished through securitization will be passed on to customers through
rate reductions.   The savings arise from the difference between
the weighted
average interest rate on the Transition Bonds, and the Commission authorized
11.00 percent weighted average return on unamortized Competitive
Transition
Charge (CTC) balances.   If the market conditions seem favorable
and if the
Transition Bonds have not yet been issued, West Penn may enter into one or more
contracts to lock-in a particular interest rate.   If the
contracts are entered into, their
effects and associated costs would be reflected in the calculation of the savings from the issuance of Transition Bonds.

          Through the instant Petition, West Penn is seeking to supplement and clarify certain provisions of the Initial QRO which relate primarily to the computation, design, and reconciliation of Intangible
Transition Charges (ITCs) that
are intended to provide for collection of amounts needed to pay Qualified Transition Expenses (QTEs) incurred in connection with the issuance of Transition Bonds.
West Penn is also seeking Commission approval for a financing structure for the
Transition Bonds that it believes will be adequate to achieve a AAA-rating, after reasonable credit enhancements.

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


          On May 13, 1999, the OCA filed an answer to West
Penn's Petition.
The Pennsylvania State University (PSU), the West Penn Power
Industrial
Intervenors (WPPII), and the Mid-Atlantic Power Supply
Association (M.APSA),
each filed a Petition to Intervene in the proceeding on May 12, 1999, May 14, 1999,
and May 17, 1999, respectively.    On May 18, 1999, the OSBA
filed a Notice of
intervention in this proceeding.    The OCA, PSU, WPPII,
MAPSA, and the OSBA
will be collectively known as "the parties".    Also, several
West Penn customers sent correspondences commenting on the issuance of Transition Bonds.

          The OCA contends in its answer to the Petition,
that West Penn's
proposal regarding reconciliation and adjustment may result
in a double count of
both uncollectibles and payment lags.    The OCA submits
that the implications of
West Penn's proposal to address the rate cap, particularly
with the deferred
accounting request, are unclear and that the
proposal requires further clarification to
ensure consistency with the Final Order and the Act.   The
OCA also notes that West
 Penn has itemized a number of costs and service fees, and
submits that these fees
and costs should be reviewed at the appropriate
reconciliation proceeding when the
actual costs are known.   The OCA is also concerned that, if
the merger between
DQE, Inc. and West Penn were to be consummated, the bond issuance may leave ratepayers paying costs associated with a bond issuance of an unjustified amount.
And finally, the OCA submits that certain aspects of West Penn's General Account should be clarified to assure that interest earned on this ratepayer funded account is used to the benefit of ratepayers.

          PSU and WPP's concerns deal with the computation, allocation, design and reconciliation of the ITC, the bond rating for the Transition Bonds, the

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



sufficiency of funds available to pay the principal and interest on the Transition
Bonds, and the annual reconciliation procedure which will be used by West Penn.

          West Penn and the parties, collectively
referred to as the "Joint
Petitioners", have resolved most differences
amicably with respect to the Petition,
and as a result, on August 2, 1999, the Joint
Petitioners filed a "Joint Petition for
Approval of Settlement Agreement and Presentation of
Outstanding Issue" (Joint Petition).   The Joint
Petition includes the Settlement Agreement and the parties' Position Statements setting forth brief legal argument of their respective positions.
Components of the Settlement Agreement are detailed in the following discussion; however, if an issue resolved in the Settlement Agreement is not specifically addressed, it is our intent that the resolution of the issue in the Settlement Agreement prevail.

          The Joint Petitioners request expedited
consideration and approval of the Settlement
Agreement (attached as Appendix A) and expedited consideration and resolution of the outstanding issue which deals with the adjustment of the "shopping credit" in the reconciliation process for ITCs in the event that West Penn's ITC is in an underrecovery position.

Proposed Transition
Bonds

          West Penn has designed a financing
structure whereby West Penn's Intangible Transition
Property (ITP) will be transferred to a special
purpose company (SPQ) formed or acquired by a
wholly-owned subsidiary (Newco) of West Penn.   The
SPC will then issue the Transition Bonds in one or
more series at different times in response to market
conditions and other business circumstances.   The
proceeds from the Transition Bonds will be transferred to Newco and then to West


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



Penn.   Such
transfers will be deemed perfected when the
requirements set forth in Section 2812 of the Public
Utility Code and any applicable Commission
regulations are met.   West Penn will use the
proceeds principally to reduce stranded costs and related capitalization.

          To meet the funding requirements imposed pursuant to the periodic adjustment mechanism in Section 2812(b)(4) of the Competition Act, which ensures that the recovery of revenues is sufficient to
provide for the payments of
principal, interest, acquisition, or redemption premiums and for other fees, costs
and charges associated with the 'Transition Bonds, West Penn is proposing to act as servicer of the bonds by billing and collecting the ITCs for
the account of the SPC.   Included in Appendix A of the
instant Petition, is a list of fees and expenses that West Penn expects to incur for the securitization. Because ITC collections will be the property of the SPC, West Penn will receive these funds solely as agent for the SPC. West Penn will periodically remit collections of the ITCs to the SPC. West
Penn will measure cash payments of the ITC as they are collected, and if conditions dictate, West Penn may use a collections curve as the basis for determining collections forwarded to the SPC.

          The list of fees and expenses that West Penn provided in its
Appendix A to the Petition, included no dollar amounts or details about the categories. The OCA proposes that we not rule on fees and costs until they are incurred and then West Penn can demonstrate whether they represent incremental costs to West Penn. Exhibit A of the Settlement Agreement provides a revised list of expenses which were agreed upon by the parties. Each of these expenses will be based on actual experience. The parties reserve the right to review the actual amounts incurred for reasonableness. The Settlement Agreement states that any

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



          adjustments made by the Commission shall be reflected in the ITC reconciliation process.

          West Penn states that the ITC remittances from ratepayers must be sufficient to permit full payment of all Reconciliation Funding Requirements on a timely basis over the life of the Transition
Bonds. Therefore, the calculation of West Penn's monthly ITC remittances will reflect both a projection of uncollectible ITCs and payment lags based upon West Penn's most recent actual experience. If actual uncollectibles realized are less than the assumed amount of uncollectibles, the excess ITC collections generated by this differential will be used either for Reconciliation Funding Requirements or be deposited in the
Reserve Subaccount described below.  Uncollectible
ITCs and payment lags will be projected separately for each of the three customer classes and will be updated annually.

          The SPC will establish a Collection Account, comprised of several subaccounts, as a trust account to be held by the Trustee as collateral to ensure the payment of principal and interest on the Transition Bonds and other Reconciliation
Funding Requirements (QTEs including amounts to replenish the subaccounts) in full and on a timely basis. These subaccounts will be funded by the ongoing process of the ITC and by a capital contribution from West Penn. If the ITC remittances to the Trustee are insufficient to make all scheduled payments of Reconciliation Funding Requirements, these subaccounts will be drawn down to make up the difference.

          The  Trustee will deposit the ITC remittances  from
West Penn into
the   General   Subaccount.   Monies  in   this   subaccount,
including interest earned, will


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



be applied by the Trustee on a periodic basis to pay expenses of the SPC, to pay principal and interest on the Transition Bonds, and to meet the funding requirements of the other subaccounts. When the Transition Bonds and related expenses have been paid in full, the balance remaining in this subaccount, including interest earned, will be released to the SPC, and West Penn's customers will receive a credit equal to that amount through an adjustment to the CTC or through a temporary reduction in distribution rates.

          The Overcollateralization Subaccount will be established to serve as collateral to ensure timely payment of principal and interest on the Transition
Bonds and other Reconciliation Funding Requirements. To the extent it becomes necessary to draw on this subaccount to pay those amounts due to a shortfall in the ITC remittances, it will be replenished through future ITC remittances to its required level, not expected to exceed 2 percent of the original principal amount of the Transition Bonds, through the periodic reconciliation process. Monies in this subaccount will be invested in interest bearing securities and will be used to pay principal and interest on the Transition Bonds and other Reconciliation Funding Requirements. When the Transition Bonds and related expenses have been paid in full, the balance remaining in this subaccount, including interest earned, will be released to the SPC, and West Penn's customers will receive a credit equal to that amount through an adjustment to the CTC or through a temporary reduction in distribution rates.

          The Capital Subaccount will be funded by a capital contribution from West Penn expected to equal 0.5 percent of the original principal amount of the bond issuance. This subaccount will also serve as collateral to ensure timely payment of principal and interest on the Transition Bonds and other Reconciliation


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


Funding Requirements. To the extent it becomes necessary to draw on this subaccount to pay those amounts due to a shortfall in the ITC remittances, it will be replenished to its original level through future ITC remittances determined in the periodic reconciliation process. The monies in this subaccount will be invested in interest bearing securities, and amounts equal to the interest earnings will be periodically released by the Trustee to the SPC if not needed during the current period to pay principal and interest on the bonds or to meet other obligations.
Because the Capital Subaccount will be funded by a West Penn capital contribution, any balance remaining in this subaccount, including any interest, will revert back to West Penn when the Transition Bonds and related expenses have been paid in full.

          The Reserve Subaccount will hold any ITC remittances and interest earnings on the Overcollateralization Subaccount. Further, it will hold any earned interest on the balance within the Reserve Subaccount in excess of the amounts needed to pay current principal and interest requirements on the Transition Bonds, and to pay other Reconciliation Funding Requirements. The payments from this subaccount include, but are not limited to, funding or replenishing the Overcollateralization and Capital Subaccounts. Any balance in this subaccount will be treated as an overcollection for reconciliation purposes and will be reflected as a credit for the periodic ITC adjustments. Like the other subaccounts, monies in this subaccount will be invested in interest bearing securities, and will be used to pay principal and interest on the Transition Bonds and other
Reconciliation Funding Requirements. When the Transition Bonds and related expenses have been paid in full, the balance remaining in this subaccount, including interest earned, will be released to the SPC, and West Penn's customers

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



will receive a credit equal to that amount through an adjustment to the CTC or through a temporary reduction in distribution rates.

          As mentioned, if the ITC remittances to the Trustee are insufficient to make all scheduled payments of Reconciliation Funding, Requirements, the
Reserve Subaccount, the Overcollateralization Subaccount, and the Capital
Subaccount will be drawn down to make those payments. These subaccounts will be drawn down without regard to the level of contributions made by each customer class and each rate schedule. However, the Overcollateralization and the Capital Subaccounts must be replenished on a periodic basis through the reconciliation process and that process will reflect draw-downs on a customer class basis as an undercollection.

CTC and ITC Rate Design

          West Penn proposes to reflect the savings from the issuance of the transition Bonds through CTC reductions and then allocate CTC reductions among
West Penn's retail rate schedules utilizing the same methodology employed to allocate generation-related stranded cost under the Final Order. The OCA agrees with the methodology but reserves the right to review the final details of the allocation when filed.

The Settlement Agreement recommends that West
Penn's
methodology be approved, provided that the parties reserve the right to review the final ITCs when filed. The Settlement Agreement further stated that any subsequent adjustment by the Commission shall be made in ITC reconciliation proceedings. Nothing in the Settlement Agreement is intended to limit the imposition of ITCs sufficient to recover all QTEs on a timely basis.

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

ITC Reconciliation and Adjustment

In the instant Petition, West Penn states that since the issuance of the Final Order, it has become apparent from meetings with underwriters and rating agencies that in order to secure a AAA-rating for the Transition Bonds, with reasonable credit enhancements, it must implement more detailed reconciliation procedures than were set forth in its initial QRO application. West Penn has determined that the reconciliation process described in this petition eliminates the need for the originally approved mechanisms and requests that the Commission specifically find that West Penn can implement its proposed reconciliation process in lieu of that originally approved. West Penn claims that if its proposed reconciliation procedures are not approved, it is likely that its Transition Bonds will not attain a AAA-rating and that costly additional credit enhancements will be required to attain a AAA-rating. West Penn maintains that this would significantly reduce the savings that customers would realize from the issuance of the Transition Bonds.

The QRO approved by the Commission on November 19, 1998, provided for two tariff supplements relating to the ITC and its reconciliation. One tariff supplement, the Net Securitization Adjustment (NSA), reflected a provision for the recovery of all known and estimated QTEs consisting of transition or stranded costs, expenses associated with the issuance and service of Transition Bonds, and related recapitalization costs. The NSA was designed to periodically reconcile only the difference between the revenue requirement necessary to amortize the QTE principal balance and actual revenues, and to adjust the ITC rate accordingly. The second tariff supplement, the Transition Bond Expense Adjustment
(TBEA), was a reconciliation mechanism to collect or refund the difference between the estimated Transition Bond Expenses that have been


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


incorporated into the Transition Bonds being recovered through the ITC, and the actual bond expenses.

          The major provisions reflected in the Petition for the Supplemental
QRO and subsequent Settlement agreement that were not included in the original
QRO are: Tariff 37 and Tariff 39, each using a single ITC reconciliation rider as compared to two, with both the revenue and costs being reconciled through the same mechanism; the combining of the over/under collections of Tariff 37 with the over/under collections of the Rate Schedules of Tariff 39 to produce a total over/under collection for the commercial class; the reforecasting of sales during the reconciliation process rather than using the sales forecast approved by the Commission in the Settlement; reflecting projected uncollectible ITCs and payment lags in the calculation of the ITC rates; grouping the various rate schedules into three customer classes for reconciliation purposes; the establishment of collateral accounts by the transferee of the Intangible Transition Property funded by both West Penn and ITC revenues to ensure the payment of the QTEs on a timely basis; and a provision for review and audit by the Commission.

As mentioned, the instant Petition and Settlement
Agreement would
differ from the original QRO in its customer grouping of rate schedules for reconciliation purposes. West Penn's tariff has approximately 21 rate schedules and rate riders. In the instant petition, West
Penn is proposing a reconciliation of
the ITC by customer class within three principal customer class groupings: (1) residential; (2) commercial; and (3) industrial, including street lighting. These three broad customer class groupings are based upon the various customers conditions of service. Because some rate schedules have only a few customers and a small delivery base, West Penn believes that it is necessary to reconcile


                           11


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over/under collections by customer class rather than by
individual rate schedule in
order to provide a broad base of deliveries against which to reconcile, to prevent large rate swings in the reconciliation process, and to reduce the risk of failure to meet the Reconciliation Funding Requirements. West Penn states that reconciliation by rate schedule would effectively preclude the issuance of
Transition Bonds for many rate schedules and would significantly increase the cost of any securitization which could be accomplished.

          Although West Penn proposes to aggregate the over/under collection by customer class, a separate ITC reconciliation credit/charge will be calculated for each rate schedule based on the cost allocations approved in the Final Order.
Any over/under collection for a particular Customer Class will be allocated to each individual Rate Schedule within that Customer Class. Such allocation will be based upon the ratio of the cumulative ITC over/under collection applicable to the Customer Class to the projected ITC revenues for the Customer Class for the period during which the ITC reconciliation factor will be applied. The resulting allocated over/under collection will be reflected in the ITC rates for each Rate
Schedule within the customer class.

          After all QTEs have been paid in full and the Capital Subaccount has been fully replenished, any overcollection of ITC revenues, including an amount equal to the balances remaining in the General Subaccount, the Overcollateraliza-tion Subaccount and the Reserve Subaccount, will be reflected in the reconciliation of the CTC for the calendar year in which the Transition
Bond principal and interest were paid in full or through a temporary reduction in distribution rates.

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



          The Commission, in its Order entered April
     10, 1997, at
M-00960890 F0006, established that the annual ITC reconciliation filings are to be made within 45 days subsequent to the anniversary date of the QRO. West Penn's initial QRO was entered on November 19, 1998. The QRO anniversary date is established by the initial QRO, regardless of the supplemental QRO requested in the instant petition. West Penn is requesting in Paragraph 28 of the Petition that the Commission waive this requirement in order to permit it to make annual reconciliation filings on October 1 of each year, which is 49 days before the anniversary date of the Commission's initial QRO for West Penn. The Company states that it is requesting this waiver so that there will be a full 90 day review period from the proposed annual filing date of October 1 and the proposed annual effective date of January 1.

          We approve West Penn's requested waiver from the annual ITC reconciliation filing requirements set forth in its April 10, 1997, Order. We believe that the requested annual filing and ITC adjustment effective dates are in compliance with Section 2812(b)(4) of the Competition Act. That Section states that adjustments to the ITC, if required, are to be approved within 90 days of each anniversary-of the issuance of the QRO or of each additional interval provided for in the QRO. The November 19 anniversary date and the proposed January 1 effective dates are within the 90 day time period prescribed by the Competition
Act. Further, an October 1 filing date and a January 1 effective date, preserve the
90 day review period which the Commission believes is the intent of Section
2812(b)(4).

          West Penn states that the annual reconciliation filings submitted on
October 1 of each year during the bond period will include a schedule of actual

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

over/under collections for the nine months ended August 31, an estimate of over/under collections for the three months ending November 30, and a recalculation of the ITCs based upon the most recent forecasts of annual deliveries, uncollectibles, payment lags and other expenses for the next calendar year. On
December 15 of each year, West Penn will file actual over/under collection data as of November 30, replacing the estimated data submitted on October 1, along with a tariff supplement reflecting the new ITCs and supporting data for the ITC rates to become effective each January 1. The annual rate adjustment and reconciliation will become effective for service rendered on and after January 1 and would remain in effect for one year, except possibly during the final bond year. The
Settlement Agreement provides for a similar procedure for annual changes to the
CTC. As a result, annual changes to both the Company's ITC and CTC would occur January 1 of each year.

          In order to facilitate and expedite the review process for the annual reconciliation, West Penn will tile on April 15 and July 15 of each year an update of its reconciliation data with the Bureau of Audits. These updates will provide the same information in the same format as the October 1 filing, but will of necessity rely more heavily on projections. Further, as provided for in the
Settlement Agreement, West Penn will also file an update of its ITC reconciliation data on January 15 of each year.

          During the final 12 months of the bond period, West Penn is proposing to be permitted to make interim reconciliation filings as often as monthly in order to minimize an), possible over/under collection of the ITC for the final reconciliation. These interim adjusted ITC rates, which may be monthly or quarterly as determined by West Penn, would continue until the earlier of the full

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


payment of all QTEs or December 31, 2008, the last day of the authorized bond period. Such interim reconciliation filings would become effective on the first day of the next calendar month, with not less than 15 days notice.

          As previously mentioned, the OCA submitted comments regarding several items contained in the instant Petition. First, the OCA stated that the
Company's description of the General Subaccount does not mention any credit for ratepayers relating to the interest earned by that account which is funded with ratepayer monies. The OCA requested a clarification on the matter. We share the
OCA's concern regarding the use of the interest earned by the subaccounts.
However, it should be noted that each of these subaccounts provide that the primary use of an any interest earned on the balances in the subaccounts is for paying the principal and interest on the Transition Bonds. Any remaining interest in the Overcollateralization Subaccount and the Reserve Subaccount will be used for making the payment on the principal and interest on the Transition Bonds in a later payment period. The Settlement Agreement provides that interest earned on the General Subaccount will be treated in the same fashion as interest on the
Overcollateralization Subaccount.

Regarding the proposed time frame for annual filings, the OCA does not oppose West Penn's proposed annual filing schedule. The OCA does express a concern that it may be difficult to completely resolve all issues in the 90 day time period, October 1 to January 1, particularly if other utilities are on a similar schedule. As part of the Settlement Agreement, West Penn will submit monthly updates to its October 1 filing within 15 days following the conclusion of each calendar month. Following Commission action on West Penn's November 15, filing, the Company will file, in compliance, actual ITC over/under collections as of November 30, replacing the previously submitted estimates as well as a tariff supplement and supporting data setting forth ITC rates to become effective
January 1. We believe such monthly updates, along with the availability of quarterly reports for review and audit as discussed above, will allow staff sufficient time to perform a meaningful review of any proposed ITC rate adjustment and to prepare a report based upon the November 15 filing update.

          The ITC charges will be terminated at the earlier of December 31,
          2008, or the time when the Trustee issues a report stating that all required payments of principal, interest, and other QTEs for the Transition Bonds have been made and the Capital Account is fully funded. West Penn maintains that although the ITC charges will be terminated on or before December 31, 2008, prorated bills issued after such termination will reflect such charges for service rendered prior to such termination, and that West Penn will continue to receive customer payments of such charge and prior charges after such termination.
Thus, West Penn is
seeking authority to extend the final stated maturity date of the Transition Bonds to the earlier of ten years after the issuance date or September
25, 2009, so that such
ITC collections may be taken into account by the rating agencies in determining the rating of the Transition Bonds. The OCA requests that unless it is shown that the calculation of these charges and savings will properly reflect the full benefit of the savings for ratepayers during the CTC period, then the maturity dates of the
Transition Bonds should not be extended.

          The Settlement Agreement stipulates that West
Penn should be
allowed to extend the legal final maturity of the Transition Bonds to the earlier of ten years after the issuance date or September 25, 2009.
This is to assure that all
ITC charges will be taken into account by the rating agencies and any credit enhancements in determining the ratings of the Transition
Bonds. The scheduled maturity date of the Transition Bonds will be prior to December 31, 2008 and will not be affected by the change in the legal final maturity date so as not to increase required credit enhancements.

          As indicated previously, West Penn is proposing to reforecast its annual sales during the reconciliation proceedings rather than utilize the sales forecast contained in the Settlement approved by the Commission in the Final
Order. The Final Order approved a 10 year sales forecast with a pre-established annual escalator beginning in 1999. Our understanding is that West Penn and the bond underwriters believe that a 10 year forecast is too long a period to use for the ITC without risking the potential for large annual over/under collections and rate swings. In order to mitigate that potential risk, and to assure a AAA-rating on its bonds, West Penn has proposed that it be permitted to use an annual reforecasting of its sales in its ITC reconciliation process.

          The OCA has commented that it does not oppose the reforecasting of sales during the reconciliation proceeding, and agrees that this will help eliminate large over/under collections. However, the OCA has stated that caution must be utilized in the reforecasting process to assure that the rate caps are not violated.
The Settlement Agreement approves the use of reforecasting provided that any reforecasting will comply with the rate cap provisions of
Section 2804(4) of the
Competition Act. We believe this is a sufficient guarantee that the rate cap will not be violated.

          Exhibit B to the Settlement Agreement sets forth several changes to the Company's ITC and CTC riders which have been agreed to by the Parties.

          One of these changes provides for Commission review and audit of the annual ITC reconciliation filings. The amended Rider provides that the review and audit must be concluded on a timely basis so as to permit implementation of changes in the
ITC rates by the January 1, annual effective date. It is our understanding that the audit is to be completed prior to the implementation of the recalculated ITC rates in order to assure underwriters that scheduled recoveries will not be impacted by any potential audit adjustments after the ITC rates have gone into effect. Without such assurance, it is unlikely that the Transition Bonds will attain a AAA-rating without costly additional credit enhancements.

          We do not believe that the time frame initially proposed in the company's Petition, a 16 day period from December 15 until January 1, for auditing the annual reconciliation statement ending November 30 would be feasible, particularly if other ITC filings have the same provision and filing period.
However, the ITC Reconciliation Rider, as proposed in the Petition and amended in the Settlement Agreement, provides for West Penn to submit quarterly reports to the Commission within 15 days after the conclusion of each calendar year quarter.
We believe that such quarterly reports would be the basis for the required audit, would afford adequate audit time, and still provide reasonable assurance of the accuracy of the over/under collection reflected in the ITC rates to be implemented on January 1.

          West Penn states that it will remit payments of the ITCs to the SPC on account, based upon the cash payments of the ITC as they are collected.
Should conditions dictate, West Penn proposes using a collections curve as the basis for determining collections forwarded to the SPC.
West Penn asserts that the
purpose of this adjustment is to recognize that not all amounts billed to customers are paid, or are not paid on time.

          The OCA responded to this issue by stating that West Penn's proposed procedure may result in a double counting of both uncollectibles and payment lags. It is the OCA's position that uncollectibles associated with the full amount of West Penn's revenues, including its CTC/ITC revenues, were assigned to the Transmission and Distribution (T&D) rates in the unbundling process in
West Penn's restructuring proceeding at-Docket No.
R-00973981.  Accordingly,
the OCA contended that West Penn should not be allowed to reduce the amounts paid to the SPC by an uncollectibles factor, and then seek to recover them in the reconciliation, since ratepayers are fully compensating
West Penn for those
uncollectibles through the T&D rates. The OCA also noted that, under the
Commission's payment ordering rules and West Penn's tariff implementing these rules, the CTC/ITC is the first item to be paid, other than a pre-retail access arrearage.

          In addition, the OCA stated that West Penn's existing rates were also set to include the lag in billing and collecting of revenues through an allowance for cash working capital. The OCA believes that since West Penn's current rates compensate for this billing lag, it is inappropriate to allow West Penn to reflect this lag again in calculating its monthly remittance to the SPC. The OCA submits that the uncollectibles and payment lag adjustment may result in a double count of both uncollectibles and payments lags which are already reflected in rates. The
Settlement Agreement addresses this matter by providing for an offsetting CTC credit equal to any uncollectible accounts expense included in the ITC.

          At paragraph B.5. of the Joint Petition for Full
Settlement (1998
Joint Petition) filed November 3, 1998, the parties agreed that the T&D rate cap of

1.73 cents per KWH includes 1.72 cents per KWH for all existing costs and services and .01 cents per KWH for the sustainable energy fund during the T&D rate cap period. Additionally, no new fees shall be proposed or charged during the
T&D rate cap period for a cost of service that is included in the bundled T&D rate.
In the event of a merger with DQE, the T&D rates set forth in Appendix A, of the
1998 Joint Petition will apply.

          West Penn's tariff implements procedures for applying partial payments comply with the our guideline relating to partial payments found in the
Final Order Re: guidelines for Maintaining Customer
Services at the Same Level
of quality Pursuant to 66 Pa. C.S. 280 7(d), and Assuring
Conformance with 52
Pa. Code Chapter 56 Pursuant to 66 Pa. C.S. 2809(e) and
(f) Appendix B,
Guideline 3H of Docket No.  M-00960890F0011 dated July
10, 1997.


          Guideline 3H states:

          In   regard  to  application   of
          partial       payments,       the
          restructuring plans should direct
          how     payments    which     are
          insufficient to cover all charges
          should   be   applied.    For   a
          customer  who  has  a  pre-retail
          access   balance,   the   payment
          should  be applied by the EDC  as
          follows:      (1)     outstanding
          pre-retail access balance or  the
          installment amount for a  payment
          agreement  on  this balance;  (2)
          intangible   transition    charge
          (ITC)  and competitive transition
          charge     (CTC);     (3)     EDC
          transmission   and   distribution
          charges    (T&D);   (4)    supply
          charges,    and   (5)   non-basic
          service    charges.     If    the
          customer's  account  develops   a
          post-retail    access    balance,
          partial   payments   should    be
          applied to the pre-retail  access
          balance,  according to the  terms
          of  the pre-retail access payment
          agreement,  before being  applied
          to any other
          outstanding  post-retail   access
          charges.  For a customer with  no
          pre-retail  access  balance   but
          with    a    post-retail   access
          balance, partial payments  should
          be   applied   as  follows:   (1)
          balance  due for prior  ITC,  CTC
          and T&D
          service; (2) ITC and CTC;
          (3)  T&D;  (4)  balance  due  for
          prior  supply charges; (5) supply
          charges,    and   (6)   non-basic
          service charges.

Merger Issues

          As noted earlier, if the merger with DQE, Inc. is consummated, West
Penn's stranded Cost recovery would be limited to $630 million. In the Petition,
West Penn states that if the merger is consummated, and West Penn has already issued transition Bonds in excess of $630 million, the costs of servicing the entire amount of the Transition Bonds, including interest, principal, and all other related fees, costs, credit enhancements, and charges, would constitute QTEs which thereafter would be recovered through ITCs. At the next reconciliation, West Penn would establish a credit adjustment to customers' bills to account for the difference between the $630 million and the actual principal amount of Transition Bonds outstanding.

          The OCA submits that West Penn's proposal to recover the expenses associated with the entire S670 million may be unjust and unreasonable and that ratepayers will be left paying costs associated with an issuance of an unjustified amount. In the Settlement Agreement, the parties determined that West Penn's procedures relating to the merger should be approved, provided that any credit adjustment to rates necessary to reflect issuance of not more than $630 million of
Transition Bonds include a reduction for all associated costs, fees, and expenses attributable to the Transition Bonds issued in excess of $630 million. The
Settlement Agreement further stipulates that the amounts as proposed by West Penn will be subject to review and concurrence by the parties and the Commission.

Adjustment of Shopping Credits

          In the Joint Petition for Settlement, the parties advise that there is one issue which could not be resolved. The agreed-upon statement of this issue is as follows:

     Whether the Pennsylvania Public Utility Commission should permit
     West Penn Power Company to adjust (up or down) the yearly level of the "shopping credit" contained in the Restructuring Settlement approved by the Commission for over/under collections in Intangible
     Transition Charge [ITC] if West Penn proceeds with securitization of up to 100% of its remaining stranded costs and subsequently experiences an undercollection or overcollection in its ITC as reflected in reconciliation.
Petition, p. 2.


West Penn, OCA, MAPSA and WPPII have submitted position statements in regard to the above issue. West Penn answers the above issue in the affirmative while the others address the issue in the negative.

          It is West Penn's position that the Competition Act and the Initial
QRO mandate the recovery of stranded costs through the CTC and/or ITCs and adjustments of the ITCs to ensure recovery of Qualified Rate Expenses sufficient to pay the Transition Bonds. In so doing, West Penn references Paragraph 23 of the Initial QRO. West Penn also states that both the Competition Act and the QRO mandate the inviolability of the ITC (a major factor in rating of Transition Bonds) and adherence to the rate cap. West Penn concludes that if adjustments to the ITCs exceed the available CTC, the only solution that will not violate the rate cap provisions of the Act and the Initial QRO, is that the utility's shopping credit, i.e.
charges for generation, be reduced.

          OCA opposes the adjustment of the shopping credit to offset under-over collections of the ITC. OCA does not challenge West
Penn's interpretation
of the Paragraph 23, but instead expresses concern that in these circumstances, wherein West Penn proposes to securitize 100% of its stranded costs, allowing immediate adjustment of the shopping credit will compromise the intent of the
Restructuring Settlement. OCA submits that West Penn be allowed to securitize only a portion of its remaining stranded costs, thus allowing the remaining CTC and savings from securitization to remain available as revenue sources to fund underrecovered ITC obligations before the necessity of reducing the shopping credit or seeking a rate cap exception would arise.

In its position statement, WPPII expresses concern that if West Penn is permitted to reduce the shopping credit, both the customers and the developing market will be harmed. It states further that the provisions of the Restructuring
Settlement that require that securitization be pursued under reasonable terms and conditions will not be satisfied where West Penn is permitted to securitize 100% of its stranded costs.

          MAPSA also opposes the adjustment of shopping credits. It claims that the shopping credits are mandatory and there is no discretion on the part of any party to modify the system average shopping credit. MAPSA also claims that
West Penn's ability to securitize is a discretionary act and its proposal to adjust the shopping credit is a violation of the express terms of the Restructuring Settlement.

          Upon consideration of all of the arguments presented, the
Commission believes that the express language of the Initial
QRO read in light of
the Section 2804 (4)(ii) rate cap and other provisions of its Commission's May 29,

1998 Order1 permits adjustment of the shopping credit when necessary. Paragraph
23 of the QRO reads as follows:


          That  during  some or  all  of  this
     period   during   which  the   Intangible
     Transition Charges and the CTCs  approved
     by  this  Qualified Rate Order are  being
     collected,  the generation  component  of
     West Penn's charges to customers will  be
     limited by the  provisions of 66 Pa. C.S.
       2804(4)(pertaining to  rate  caps)  and
     the  provisions  of the  Joint  Petition.
     For    purposes   of    66    Pa.    C.S.
     2804(4)(ii), the generation component  of
     West   Penn's   charges  includes   CTCs,
     Intangible Transition Charges  and  other
     generation  components.  If the  combined
     total  of these elements would cause  the
     generation   component  of  West   Penn's
     charges  to exceed the rate cap specified
     in  66  Pa.  C.S.  2804(4) and the  Joint
     Petition, West Penn shall retain whatever
     right   it   may   have  under   existing
     provisions  of the statute as limited  by
     the Joint Petition to request relief from
     the  rate  cap, but if it does  not  seek
     such relief, or if that relief is denied,
     West     Penn     shall    adjust     the
     non-securitized    elements    of     its
     generation  charges,  rather   than   the
     Intangible Transition Charges approved by this Qualified Rate Order, to bring the charges into compliance with the rate cap provisions of 66 Pa. C.S. 2804 (4) and the Joint Petition.

Initial QRO, p. 24, 23
(emphasized order).

The emphasized language expressly permits West
Penn to adjust
_______________________________

          other non-securitized elements of the

generation component in order to recover

costs associated with transition bonds.  The shopping

credit for consumers

shopping for generation from other suppliers is undeniably

an element of the

generation component as it was carved out of this component

in the Commission's

May 29, 1998 Order on Joint Settlement of West Penn's

Restructuring Plan.



[FN]1 In the West Penn Restructuring Joint Petition for Settlement, the Parties agreed that the Commission's Restructuring Order dated May 29, 1998, the Reconsideration Order entered July 21, 1998 and Compliance Orders entered July 21, 1998 and September 17, 1998 should be controlling of any issue not specifically addressed in the settlement and related agreements. Joint Petitoin for Full Settlement of West Penn Power
Company's Restructuring Plan and Related Court Proceedings,
p. 41  M.

Specifically, the Commission determined that the shopping

credit would be the

remainder after the CTC was subtracted from the generation

component of West

Penn's rates.  Final Order at pp. 168, and 170.

Accordingly, the shopping credit,

as a non-securitized element of the generation component,

may be adjusted when

circumstances warrant, and the combined total of West

Penn's CTCs, ITCs and

other generation charges will not exceed the rate cap

specified in 66 Pa. C.S.

2804 (4).  The outstanding issue presented is thus answered

in the affirmative.

          Nevertheless, we agree that OCA, WPPII and MA.PSA

raise some

valid concerns regarding the potential effect of

securitizing 100% of West Penn

stranded costs, particularly when a portion of the stranded

costs has already been

recovered during 1999.  While the Initial QRO and Joint

Settlement do allow West

Penn to securitize 100% of its stranded costs, the

Commission urges that West

Penn management exercise good judgment regarding its final

plans for

securitization so as to minimize the risk of jeopardizing

the level of shopping

credits and competitive alternatives for its customers.  The

Commission notes that

neither PECO Energy, Inc. nor PP&-L, Inc. securitized 100%

of their stranded

costs.  In this way, PP&L and PECO left a CTC in place to

act as a source of funds

so that any underrecovery in ITC collections can be

addressed through the

remaining CTC and securitization savings before disturbing

the level of shopping

credits set forth in their settlements.  In this fashion,

the remaining CTC can act as

a cushion such that the shopping credit would be used for

reconciliation purposes

only in extraordinary circumstances.  The Commission

believes that this approach

better preserves the benefits of the Joint Settlement for

all parties, especially for a

company like West Penn where the shopping credits are

already the lowest among

the major electric utilities.

Conclusion

          West Penn's Petition for a Supplemental QRO has

undergone scrutiny

of the intervenors and the Commission staff.  The Parties

and West Penn spent a

great deal of time resolving some important issues, and then entered into the

Settlement Agreement.  This Order gives West Penn the

authority it needs to take

another step forward into the competitive energy industry.

          Upon full consideration of the instant

Petition and the Settlement Agreement and appendices, we

find that this approval is in the public interest;

THEREFORE,


          IT IS ORDERED:


          1. That the "Petition of West Penn Power Company for issuance of a
Supplemental Qualified Rate Order under Sections 2808 and
2812 of the Public
Utility Code" (Petition) as modified by the Settlement
Agreement among the
parties, and in accordance with Paragraph 22 of the Qualified Rate Order entered on November 19, 1998 by the Commission at Docket No.
R-00973981 (Initial
QRO) is hereby granted.

          2. That the Petitions to Intervene filed by The Pennsylvania State
University, Mid-Atlantic Power Supply Association, and
West Penn Power
Industrial Intervenors are hereby granted.

          3. That this Commission hereby declares that the Supplemental
Qualified Rate Order (Supplemental QRO) issued on behalf of
West Penn Power

          Company (West Penn) shall be irrevocable for purposes of
Section 2812 of the
Public Utility Code. Furthermore, this Commission agrees that it will not directly or indirectly, by any subsequent action, reduce, postpone, impair or terminate this
Supplemental QRO or the Intangible Transition Charges (ITCs) authorized to be imposed or collected under this Supplemental QRO or the Initial QRO. This
Commission further declares that Intangible Transition
Property (ITP) includes the
right, title, and interest of West Penn and any Assignee in this Supplemental QRO, the Initial QRO, the ITCs, the rates and other charges authorized hereby and thereby and all revenues, collections, claims, payments, moneys or proceeds of or arising from the same. West Penn and its Assignee shall have the Tight to issue or cause to be issued Transition Bonds in accordance with this Supplemental QRO and the Initial QRO, as clarified, supplemented, and further delineated hereby until
December 31, 2008.

          4. That the clarifications, supplements and further delineations contained herein are designed primarily to enhance the prospects that the
Transition Bonds will be assigned a AAA-rating, or the highest possible comparable rating from one or more nationally recognized statistical rating agencies, with reasonable credit enhancements, and, thereby, maximize savings for the mutual benefit of West Penn and its customers which the Commission determines is just and reasonable and in the public interest.

          5. That the transactions explained and proposed in Section B, paragraphs 10 through 14 of the Petition, as modified by the Settlement
Agreement among the parties, are hereby approved, and the results of the proposed transactions shall be reflected in calculations of West Penn's ITCs and in reconciliation adjustments to West Penn's ITCs in the manner and to the extent explained therein.

          6. That savings derived from the issuance of Transition Bonds shall be calculated in the manner described in Section A, Paragraph 9 of the Petition.

7. That 75 percent of the net savings derived from the issuance of
Transition Bonds, which constitutes the percentage to be flowed through to customers pursuant to the Final Order, shall be calculated in the manner described in Section A, Paragraphs 6 and 9 of the Petition.

          8. That West Penn shall design ITCs and CTCs associated with the issuance of Transition Bonds using the methodology explained in Section C,
Paragraphs 15 through 19 of the Petition, as modified by the Settlement
Agreement among the parties.

          9. That the reconciliation procedures for ITCs set forth in Section D,
Paragraphs 20 through 34 of the Petition, as modified by the Settlement Agreement among the par-ties and resolution by the Commission set forth in Paragraph 12 of the Settlement Agreement, are approved, and West Penn and any successor Servicer of the ITP shall follow these procedures in its periodic reconciliation filings to adjust the ITCs. These procedures shall be followed by West Penn in lieu of the less specific "Transition Bond Expense Adjustment" and "Net Securitization Adjustment" reconciliation procedures set forth in West Penn's Application for a QRO presented as Appendix E to the "Joint Petition for Full Settlement of West Penn Power's Restructuring Plan and Related Court Proceedings" that was filed with the Commission on November 3, 1998.

  Specifically, West Penn is authorized to file an ITC reconciliation filing on October 1of each year. West Penn will thereafter file updates of its October 1 filing within 15 days following the conclusion of each calendar month until the Commission issues its order authorizing a change in rates to reflect the annual reconciliation, and West Penn will, in addition, file quarterly updates with the Bureau of Audits on each January 15, April 15, and July 15.

          10. That West Penn is hereby authorized to file a tariff supplement which contains the reconciliation language set forth in Appendix B to the Petition, as modified by the Settlement Agreement among the parties, and includes the applicable ITCs and reduced CTCs, calculated on the basis of the methodology explained in Section C, Paragraphs 15 through 19 of the Petition, to become effective upon at least three days' notice based upon actual data to the extent that actual data are available. West Penn and any successor Servicer of the ITP shall reconcile any differences between estimated data used to calculate ITCs and CTCs set forth in the tariff supplement to be filed pursuant to the authority granted by this Ordering Paragraph in the first annual ITC reconciliation filed after such actual data become available.

          11. That West Penn shall apply ITCs in the manner described in
Section E, Paragraphs 36 through 38 of the Petition, as modified by the Settlement
Agreement among the parties. If not terminated on an earlier date, ITCs may be charged for service rendered through December 31, 2008.

          12. That the corporate structure set forth in Section B, Paragraph 10 and Section F. Paragraph 39 is approved, and a certificate of public convenience is hereby issued to West Penn authorizing it to establish or acquire a subsidiary or subsidiaries, direct and/or indirect, of West Penn, to serve as the issuer of the Transition Bonds (Issuer).

          13. That the transfers of the ITP by West Penn to Newco, which will be a wholly-owned subsidiary of West Penn, and by Newco to the SPC (Issuer) constitute "transactions" and "true sales" as provided in section 2812(e) of the
Competition Act.  Such transfers of the ITP by West Penn to
Newco and by
Newco to the SPC shall be deemed perfected when the requirements set forth in
Section 2812 of the Public Utility Code and any applicable Commission regulations are met.

          14. That West Penn may apply to the Commission for supplements to this Supplemental QRO, not inconsistent with the terms and provisions hereof and the Settlement Agreement among the parties and the Initial QRO, as West
Penn deems necessary to enable the issuance of Transition
Bonds authorized
hereunder and thereunder with a AAA-rating or the highest possible comparable rating from one or more nationally-recognized statistical rating agencies.

          15. That the request that the Transition Bonds have a legal final maturity date of the earlier of ten years from the date of issuance or September 25,
2009 as set forth in Section E, Paragraph 37 of the Petition is approved.

          16.  That the procedure for issuance and
treatment of Transition
Bonds in the event of a merger with DQE, Inc. set forth in Section D, Paragraph
35, as modified by the Settlement Agreement among the parties, is approved.

          17. That, with this supplemental QRO and the approvals granted herein and heretofore in the Final Order, including the Initial QRO contained therein, West Penn has obtained all regulatory approvals required from this
Commission for the issuance of Transition Bonds and all of the transactions explained in the Petition and in the Application for a QRO presented as Appendix
E to the "Joint Petition for Full Settlement of West Penn
Power Company's
Restructuring Plan and Related Court Proceedings" that was filed with the
Commission on November 3, 1998.

18. That this Commission concludes that it is in the public interest to, and authorizes West Penn and any Assignee to: (a) assign, sell, transfer, or pledge Intangible Transition Property (such term includes all right, title, and interest of West Penn or any Assignee in this Supplement QRO or the Initial QRO) in an amount sufficient to recover all Qualified Transition Expenses and in all revenues, collections, claims, payment, money, or proceeds arising from Intangible
Transition Charges pursuant to this Supplemental QRO or the Initial QRO to the extent that this Supplemental QRO or the Initial QRO and the rates and other charges authorized hereunder are declared irrevocable and (b) issue, sell and refinance, in reliance on this supplemental QRO or the Initial QRO, one or more series of Transition Bonds, each series in one or more classes, secured by
Intangible Transition Property created by this Supplemental
QRO or the Initial
QRO; provided that the legal final maturity of any series of Transition Bonds shall not exceed 10 years from the date of issuance and in no event shall any Transition
Bond have a legal final maturity date after the earlier of 10 years after the date of issuance or September 25, 2009. Notwithstanding the foregoing, West Penn retains sole discretion regarding whether to assign, sell, or otherwise transfer

Intangible Transition Property created hereby or thereby or to issue or cause the Transition Bonds to be issued or refinanced.

          19. That a copy of this Supplemental QRO shall be served on all parties of record and all active parties in West Penn's restructuring proceeding at Docket No.
R-00973981.




                              BY THE COMMISSION,




                              James J. McNulty
                              Secretary


(SEAL)

ORDER ADOPTED: August 12,1999

ORDER ENTERED: /s/ August 12, 1999

                                                   APPENDIX A

                                                  Page 1 of 6



                         BEFORE THE
           PENNSYLVANIA PUBLIC UTILITY COMMISSION

Petition of West Penn Power Company for     :
Issuance of a Supplemental Qualified Rate   :
Order under Sections 2808 and 2812 of the   :         Docket No. R-0994649
Public Utility Code                         :


                    SETTLEMENT AGREEMENT


         WHEREAS, on April 23, 1999, West Penn Power

Company ("West Penn") filed with the Pennsylvania

Public Utility Commission ("PUC" or the "Commission")

a Petition for Issuance of a Supplemental Qualified

Rate Order ("Petition") at the above- captioned

docket; and

         WHEREAS, on May 12, 1999, The Pennsylvania

State University filed a Petition to Intervene in

this proceeding; and

WHEREAS, on May 13, 1999, the Office of Consumer

Advocate filed an Answer in this proceeding; and

          WHEREAS, on May 14, 1999, the West Penn Power

Industrial Intervenors filed a Petition to Intervene in

this proceeding; and

          WHEREAS, on May 17, 1999, the Mid-Atlantic Power

Supply Association filed a Petition to Intervene in this

proceeding; and

          WHEREAS, on May 18, 1999, the Office of Small

Business Advocate filed a Notice of Intervention in this

proceeding; and

          WHEREAS, the above parties, desiring to

resolve their differences amicably, have discussed

possible settlement of this proceeding; and

                                                 APPENDIX A

                                                Page 2 of 6


          WHEREAS, as a result of these discussions, the parties have reached a settlement of all but one of the issues which they now present for approval as part of the Commission's final order in this proceeding;

          NOW THEREFORE, intending to be legally bound, the parties agree as follows:
          1. With the modifications and revisions set forth below in this Settlement Agreement, West Penn's
Petition should be approved, subject to the resolution of the outstanding issue set forth at Paragraph 12 hereof.

          2. West Penn's request in Paragraph 24 of the Petition to reforecast deliveries should be approved; provided, however, that any reforecasting will comply with
Section 2804(4) of the Electricity Generation Customer Choice and Competition Act (the
"Act"), 66 Pa.C.S.A. Section 2804(4) and the Commission's final order approving the settlement in West Penn's restructuring proceeding at Docket
No. R-00973981. Compliance with the above-referenced rate cap provision and Commission Order shall be subject to review by the parties, in accordance with the reconciliation procedures set forth in Paragraphs 20-38 of the Petition.

          3. The parties agree that the principal amount of the Transition Bonds West Penn will issue will reflect a reduction for the amount of Competitive Transition
Charges ("CTCs") collected between January 1, 1999 and the date the Intangible Transition Charges ("ITCs") associated with the Transition Bonds become effective; however, West
Penn may include Qualified Transition Expenses ("QTEs") in the principal amount as permitted by the QRO.

                                                  APPENDIX A

                                                 Page 3 of 6


          4. In order to implement Paragraph 20 of the Petition that Competitive
Transition Charge ("CTC") adjustments be implemented simultaneously with Intangible
Transition Charge ("ITC") adjustments, West Penn proposes that it will file CTC reconciliation statements, based on reforecasts of deliveries as for the ITC, for the twelve months ended each July 31 with the Commission on or before each August 30, with public hearings to occur on or before each October 29 and a final order to be issued on or before each December 28. The parties agree that this procedure to establish a January 1 effective date for annual changes in both the ITC and the CTC should be approved.

          5. West Penn's request in Paragraph 25 of the Petition to include a provision for uncollectible accounts in calculating ITCs should be approved; provided, however, that West Penn agrees to credit CTCs as part of the annual reconciliation of CTCs in an amount equal to any uncollectible accounts expense included in ITCs. In addition, West Penn will make monthly payments of ITCs collected to the Bond Trustee; however, West Penn agrees to credit CTCs as part of the annual reconciliation of CTCs in an amount appropriate to reflect payment lags.

          6. In Paragraphs 28-32 of the Petition, West Penn proposes a schedule for filing of information to perform an annual ITC reconciliation. West Penn's proposal should be approved; provided,- however, that West Penn will file monthly updates to its October 1 filing within 15 days following the conclusion of each calendar month until the Commission issues its order authorizing a change in rates to reflect the annual reconciliation. West Penn will also file quarterly updates with the Bureau of Audits on each January 15, April 15, and July 15.

                                                 APPENDIX A

                                                Page 4 of 6


          7. Interest earned on the General Subaccount, discussed in Paragraph 13a of the Petition, shall be treated in the same fashion as interest on the Overcollateralization Subaccount, discussed. in Paragraph 13b of the Petition.

          8.  West Penn's proposed allocation of ITCs
to customer classes and rate schedules shall be approved; provided, however, the parties reserve the fight to review the final ITCs when filed to determine that they in fact follow the methodology proposed by West Penn in the Petition. Any subsequent adjustment by the Commission shall be made in ITC reconciliation proceedings. Nothing in this paragraph or elsewhere in this Settlement Agreement is intended to limit the imposition of ITCs sufficient to recover all Qualified
Transition Expenses on a timely basis.

          9. Appendix A to the Petition sets forth a list of expenses associated with the issuance and maintenance of the Transition Bonds. Exhibit A to this Settlement
Agreement revises the listed expenses as agreed by the parties. Each of these expense items will be based on actual experience. The parties agree that these categories of expense are reasonable and appropriately recovered from customers, but the parties reserve the right to review the actual amounts incurred for reasonableness. Any adjustment made by the Commission shall be reflected in the ITC reconciliation process.

          10. West Penn's request in Paragraph 37 of the Petition to extend the legal final maturity date of the Transition Bonds to the earlier of ten years after the issuance date or September 25, 2009 should be approved in order to assure that all ITC charges will be taken into account by the rating agencies and any credit enhancers in determining the ratings of the Transition Bonds. The scheduled maturity date of the Transition Bonds will be prior to

                                                   APPENDIX A

                                                 Page 5 of 6


December 31, 2008 and will not be affected by the change in the legal final maturity date so as not to increase required credit enhancements.

          11. Exhibit B to this Settlement Agreement sets forth several technical changes to the ITC tariff supplement (Appendix B to the Petition) and to the CTC tariff supplement (Original Page No. 5-4, Appendix B to the Joint
Petition). The parties agree that these changes are reasonable and should be approved by the Commission and reflected in the compliance tariff flied by West Penn when the Transition Bonds are issued.

          12.  The parties agree that the issue of
adjustments to West Penn's generation rates in reconciliation of the ITC shall be separately submitted to the Commission for decision.

          13. Paragraph 35 of the Petition addresses action to be taken with respect to the Transition Bonds if the proposed merger with DQE, Inc. is consummated. The procedure proposed by West Penn should be approved;
provided, however, that any credit adjustment to rates necessary to reflect issuance of not more than $630 million of Transition Bonds shall include a reduction for all associated costs, fees, and expenses attributable to the Transition Bonds issued in excess of $630 million.
These amounts as proposed by West Penn will be subject to review and concurrence by the par-ties and the Commission.

          14. Appendix D of the Petition sets forth a Proposed Form of Order for the Supplemental Qualified Rate
Order. The parties agree that this proposed order should be revised to reflect this Settlement Agreement and to provide additional "true sale" and third party interest findings for further transfers of Intangible Transition
Property.  A proposed revised Supplemental Qualified Rate
Order is provided as Exhibit C to this Settlement
Agreement.

                                                   APPENDIX A

          15. Subject to resolution of the outstanding issue set forth in Paragraph 12 hereof and with the above changes, the parties agree that West Penn's Petition for Issuance of a Supplemental Qualified Rate Order should be approved, In order to permit West Penn to issue Transition
Bonds as soon as possible and begin crediting savings to customers, the parties request expedited Commission review of the Settlement Agreement and West Penn's Petition for
Issuance of a Supplemental Qualified Rate Order, and approval, to the extent practicable, at the Commission's
August 12, 1999 public meeting.

          16. This Settlement Agreement is contingent upon the Commission's approval of West Penn's Petition as revised by this Settlement Agreement without modification.

          17. If this Settlement Agreement is approved without modification and the Supplemental QRO (Exhibit C) is issued as requested, the parties agree not to seek further administrative or judicial review of the issues resolved by this Settlement Agreement except as to the issue addressed in Paragraph 12 hereof; however, should West Penn determine that the provisions of the Supplemental
QRO are insufficient to provide for the issuance of Transition Bonds on reasonable terms, West Penn shall have the right to request that the Commission issue further
Supplemental QROs. Notwithstanding any provision of this Settlement Agreement, West Penn retains sole discretion regarding whether to assign, sell, or otherwise transfer
Intangible Transition Property created hereby or to issue or cause the Transition Bonds to be issued or refinanced.